SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2006
WHEELING-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50300	55-0309927

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (304) 234-2400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
Amendment to Term Loan
     Wheeling-Pittsburgh Corporation (the “Company”) entered into the Fourth Amendment and Waiver, dated as of March 10, 2006 (the “Fourth Amendment”), to the Term Loan Agreement, dated as of July 31, 2003, among the Company, Wheeling-Pittsburgh Steel Corporation, the Lenders party thereto, the Documentation Agent and Syndication agent named therein, the Administrative Agent, the Emergency Steel Loan Guarantee Board and the West Virginia Housing Development Fund, pursuant to which the Lenders and the Emergency Steel Loan Guarantee Board agreed to waive compliance with the leverage, interest coverage and fixed charge coverage ratios under the term loan through the quarter ending June 30, 2007.
     The Fourth Amendment also requires the Company to maintain minimum borrowing availability of at least $50 million under its revolving credit facility at all times or to comply with a minimum fixed charge coverage ratio, similar to the provision in its revolving credit agreement.
     In addition, the Company is required to make a prepayment of $6.25 million under the term loan, representing the principal due on September 30, 2006, with such payment to be made on the same date on which the June 30, 2006 principal payment is due. The Company also posted a standby letter of credit in the amount of $12.5 million in favor of the Lenders under the term loan, which will be released upon demonstrated compliance with the financial covenants as of September 30, 2007.
Amendment to 2003 Management Stock Incentive Plan
     Effective March 10, 2006, the Board of Directors of the Company amended the 2003 Management Stock Incentive Plan (the “Plan”) to permit the grant of restricted stock unit awards. A restricted stock unit award is similar to a restricted stock award, except that no shares of stock are actually issued until the award vests. The Plan, as amended, also (i) expresses WPC’s intent that all awards under the plan will either comply with, or be exempt from, the new nonqualified deferred compensation provisions of Section 409A of the Code and the regulations thereunder, and (ii) clarifies the use by the Board of Directors or a designated committee of performance-based targets, goals or criteria with respect to vesting, payment or any other term or condition of an award, including the adjustment of any such targets, goals or criteria. The Plan, as amended, further gives discretion to the board of directors or the designated committee to determine the effect, if any, of a Change of Control (as defined in the Plan) of WPC for each award granted after March 10, 2006. Prior to the amendment, the Plan provided that, upon a Change of Control, any outstanding award would automatically become fully vested and, in the case of an option, exercisable. Neither the terms of the Plan nor applicable NASDAQ rules require stockholder approval of an amendment of this type. The Board of Directors also approved a related form of restricted stock unit award agreement.

Approval of Long-Term Incentive Plan
     On March 10, 2006, the Compensation Committee of the Board of Directors of the Company approved a long-term incentive plan for executive officers and key employees of the Company listed in Item 10 of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005. The long-term incentive plan is based equally on grants of restricted stock under the Plan and separate grants of performance shares. Shares of restricted stock will vest over time, with one-third of the award vesting each year. The number of performance shares to be delivered to each executive officer will be based on the Company’s total shareholder return performance, as compared to the Dow Jones U.S. Steel Index over a three-year period. Restricted shares and performance shares granted in 2006 will first vest in March 2007 and March 2009, respectively.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The disclosure set forth under the caption “Amendment to Term Loan” in Item 1.01 above is hereby incorporated by reference into this Item 2.03.
ITEM 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description

10.1	Fourth Amendment and Waiver, dated as of March 10, 2006, to the Term Loan Agreement, Dated as of July 31, 2003, among Wheeling-Pittsburgh Corporation, Wheeling-Pittsburgh Steel Corporation, the Lenders party thereto, the Documentation Agent and Syndication Agent named therein, the Administrative Agent named therein, the Emergency Steel Loan Guarantee Board, and the West Virginia Housing Development Fund (incorporated herein by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005).

10.2	Amendment to 2003 Management Stock Incentive Plan (incorporated herein by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005).

10.3	Form of Restricted Stock Unit Award (filed herewith).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELING-PITTSBURGH CORPORATION

By:	/s/ Paul J. Mooney

Paul J. Mooney Executive Vice President and Chief Financial Officer
Dated: March 16, 2006